Exhibit 10.13

AGREEMENT REGARDING CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY,
NON-SOLICITATION OF EMPLOYEES AND NON-COMPETE

For All Salaried Exempt and Non-exempt Employees

(Please Print).

Employee’s Last Name	First Name and Initial

This Agreement is entered into by and between the undersigned employee (“Employee”) and Manitowoc Foodservice, Inc. (“Foodservice”), and sets forth the parties’ understandings regarding Employee’s restrictions from using and/or disclosing Foodservice confidential or proprietary information, soliciting Foodservice employees and customers, and assignment of inventions.

1.	Definitions. As used in this Agreement, the following terms have the meanings indicated:

(a)    “Foodservice” means and includes Manitowoc Foodservice, Inc., its successors and assigns, any parent, subsidiary or division of Foodservice, and any affiliated entity under common control with Foodservice, whether now existing or hereafter formed or acquired.

(b)    “Employment by Foodservice” means the time (including time prior to the date hereof) during which the undersigned individual is employed by any entity comprised within the definition of Foodservice, regardless of any change in the entity actually employing that individual, and/or any change in ownership and/or affiliation of any of the entities comprised within said definition as of the effective date of this Agreement.

2.    Consideration.     Employee acknowledges and agrees that Employee’s employment by Foodservice and access to confidential information constitute consideration for this Agreement, and that Employee’s employment and access to confidential information are conditioned upon the execution of this Agreement, as full compliance with the terms contained herein is critical to the viability of Foodservice’s business and the protection of Foodservice’s legitimate business interests. The parties agree that the terms and conditions of the restrictions in this Agreement are reasonable and necessary for the protection of Foodservice’s protectable business interests and to prevent damage or loss to Foodservice as a result of action taken by Employee. Employee acknowledges and agrees that the restrictions contained in this Agreement are reasonable and do not inhibit the free flow of trade or business; nor do they restrict the mobility, hiring, and/or employment opportunities of any individual or business, including other Foodservice employees, Employee’s future employer, and any other business entities, including competitors of Foodservice. Employee acknowledges and agrees that Employee could continue to actively pursue Employee’s career and earn sufficient compensation in the same or similar business without breaching any of the restrictions contained in this Agreement. Employee acknowledges and agrees that this consideration is sufficient to fully and adequately compensate Employee for agreeing to the restrictions contained herein.

3.    Non-Compete During Employment. Employee agrees that during Employee’s employment with Foodservice, Employee shall not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant or in any other capacity, participate in, engage in or have a financial or other interest in any business which is competitive with Foodservice. This paragraph shall not apply to the ownership of less than 10% of the outstanding stock of a corporation whose shares are traded in a recognized stock exchange or traded in the over-the-counter market, even though that corporation may be a competitor of Foodservice.
4.    Non-Disclosure of Confidential Information. The parties acknowledge and agree that Employee’s work requires access to Confidential Information of Foodservice, and that Foodservice’s Confidential Information is valuable proprietary information belonging to Foodservice. Maintaining the confidentiality of such information is crucial to Foodservice’s present and future success. The parties acknowledge and agree that protection of Foodservice’s Confidential Information constitutes a legitimate protectable interest of Foodservice. The parties acknowledge and agree that Foodservice would not be willing to provide Employee access to this Confidential Information without the assurance of reasonable protection against any use of this information by Employee in a manner inconsistent with Foodservice’s best interests. Therefore, the parties agree as follows:

(a)    Employee agrees that a duty to protect Foodservice’s Confidential Information is imposed upon Employee by law. “Confidential Information” includes, but is not limited to, trade secrets, design documents, copyright material, inventions (whether patentable or not), processes, marketing data, business strategies, product information (including, without limitation, any product designs, specifications, capabilities, drawings, diagrams, blueprints, models and similar items), customer and prospective customer lists, supplier and vendor lists, manufacturing procedures, methods, equipment, compositions, technology, formulas, know-how, research and development programs, strategic marketing plans, company-developed sales methods, customer usages and requirements, computer programs, business plans, company policies, personnel-related information and company employee Personal Data (defined as any individually identifiable information about a natural person or from which a natural person reasonably could be identified) obtained from the company's confidential personnel files or by virtue of employee's performance of assigned job responsibilities, pricing and nonpublic financial information and records, software and similar information, in any form (whether oral, electronic, written, graphic or other printed form or obtained from access to or observation of Foodservice’s (and/or any affiliate’s) facilities or operations), which is not generally known by or readily available to the public at the time of disclosure or use.

(b)    In addition, and without limiting the duties imposed on Employee by law, Employee agrees that, during Employee’s employment with Foodservice and for a period of two (2) years following the voluntary or involuntary termination of Employee’s employment for any reason, Employee will not disclose to any third party or use, directly or indirectly, any Confidential Information of Foodservice, except as required by law or with the express written consent of Foodservice. Employee agrees that, in the event any person or entity seeks to legally compel Employee to disclose any such Confidential Information of Foodservice, Employee shall provide Foodservice with prompt written notice within three (3) calendar days so that Foodservice may, in its sole discretion, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In any event, Employee agrees to furnish only that portion of the Confidential Information of Foodservice which is legally required to be disclosed, and will exercise Employee’s best efforts to obtain commercially reasonable assurances that confidential treatment shall be accorded to such Confidential Information of Foodservice.

(c)    The parties also acknowledge that certain of Foodservice’s Confidential Information is a “trade secret” as that term is defined in the Florida Uniform Trade Secrets Act. Employee agrees that Employee shall never disclose to a third party or use any trade secrets of Foodservice. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides Foodservice with broader protection than that provided herein.

(d)    Foodservice has informed Employee that it has (and may have in the future) duties to third parties (including Foodservice’s customers and vendors) to maintain information in confidence and secrecy. Employee agrees to be bound by (and to adhere to) Foodservice’s duties of confidentiality to third parties. Employee also agrees not to disclose to Foodservice or induce Foodservice to use any trade secrets, proprietary or confidential information belonging to persons not affiliated with Foodservice, including any of Employee’s former employers. Employee further agrees that Employee will carefully preserve, in accordance with Foodservice’s policies and procedures, all documents, records, correspondence, prototypes, models and other written or tangible data relating to Inventions or Confidential Information in every form coming into Employee’s possession (the “Records”). Employee will return all such Records, along with any copies of them, to Foodservice when Employee’s employment by Foodservice ends or when requested to do so by Foodservice.

(e)    Employee agrees that any breach by Employee of any aspect of this paragraph will entitle Foodservice to any and all relief provided for under paragraph 10 of this Agreement.

5.    Foodservice Property. The parties acknowledge and agree that Employee’s work requires access to property of Foodservice. The parties acknowledge and agree that protection of Foodservice’s property constitutes a legitimate protectable interest of Foodservice. Therefore, the parties agree as follows:

(a)    Any and all Foodservice property shall, at all times, remain the property of Foodservice. Any Foodservice property over which Employee has any control, is in Employee’s possession or which was in Employee’s possession or was otherwise entrusted to Employee for use in Employee’s employment must and will be turned over and must remain on Foodservice premises immediately on the date of voluntary or involuntary termination of Employee’s employment for any reason. Any Foodservice property over which the Employee has any control, was in the Employee’s possession or which was otherwise entrusted to Employee that is not on company premises as of the date of voluntary or involuntary termination of Employee’s employment for any reason will be returned to Foodservice as soon as possible following the date of Employee’s separation. Employee agrees to provide all codes, passwords, usernames, or other identification or information necessary to access any of Foodservice’s computer files, e-mail accounts, or voicemail systems and agrees to cooperate with Foodservice in an effort to transfer any files, data, systems, or other information to Foodservice or its designated agent or employee. Employee agrees that, as of the date of voluntary or involuntary termination of Employee’s employment for any reason, Employee will not access or attempt to access any computer, e-mail, voicemail, or other system of the company.

(b)    Employee understands and agrees that, during the course of Employee’s employment, Employee will have access to Foodservice’s Proprietary Information. “Proprietary Information” is information developed by or for Foodservice, which is used by Foodservice, but does not rise to the level of Confidential Information. Proprietary Information includes, but is not limited to, general policies, operating manuals, forms, spreadsheets, slides, Power Point presentations, graphs, and other items used internally by Foodservice, which do not contain Confidential Information. Employee acknowledges and agrees that Proprietary Information was developed, created, and/or modified on Foodservice work time and/or at Foodservice’s expense and, as such, has value and constitutes company property. Employee acknowledges and agrees that, during Employee’s employment and following the voluntary or involuntary termination of Employee’s employment for any reason, Employee is not entitled to disclose, use, possess, and/or have access to any Foodservice property including, but not limited to Proprietary Information. Employee understands and agrees that, following the voluntary or involuntary termination of Employee’s employment for any reason, it shall be a material breach of this Agreement to request and/or receive Foodservice property from any source without the express written permission of the Senior Vice President of Strategy, Marketing, and Human Resources. In the event Employee receives such Foodservice property from any source, which was not requested by Employee, Employee may rectify the aforementioned breach by immediately notifying the Senior Vice President of Strategy, Marketing, and Human Resources of such receipt, along with an explanation of the manner in which Employee received said company property and prompt return of said company property.

(c)    Employee agrees that any breach by Employee of any aspect of this paragraph will entitle Foodservice to any and all relief provided for under paragraph 10.

6.    Non-Solicitation of Employees. The parties understand and agree that Foodservice’s relationship with its employees is one of Foodservice’s most valuable assets. The relationships that Foodservice has developed with its employees are crucial to Foodservice’s present and future success. The parties acknowledge and agree that Foodservice’s employee relationships are established and maintained at great expense and investment, and constitute a legitimate protectable interest of Foodservice. The parties acknowledge and agree that assurance of reasonable protection against any interference by Employee with Foodservice’s relationships with its employees in a manner inconsistent with Foodservice’s best interests is warranted. Therefore, the parties agree as follows:

(a)    Employee agrees that, during Employee’s employment by Foodservice and for a period of two (2) years following the voluntary or involuntary termination of Employee’s employment for any reason, Employee will not interfere with or attempt to impair the relationship between Foodservice, and/or any one or more entities comprised within the definition of Foodservice as of the effective date of this Agreement, and any of its employees by attempting, directly or indirectly, to solicit, entice, or otherwise induce any employee to terminate his/her association with Foodservice to accept employment with a competitor of Foodservice. The term “solicit, entice or induce” includes, but is not limited to, the following: (i) communicating with an employee of Foodservice relating to possible employment with a competitor of Foodservice; (ii) offering bonuses or additional compensation to encourage employees of Foodservice to terminate their employment to accept employment with a competitor of Foodservice; (iii) referring employees of Foodservice to personnel or agents employed or engaged by competitors of Foodservice; or (iv) referring personnel or agents employed or engaged by competitors of Foodservice to employees of Foodservice. Employee acknowledges and agrees that this restriction does not prevent any competitor of Foodservice from hiring any Foodservice employees without Employee’s involvement.

(b)    Employee further agrees that, during Employee’s employment by Foodservice and for a period of two (2) years following the voluntary or involuntary termination of Employee’s employment for any reason, Employee will not interfere with or attempt to impair the relationship between Foodservice, and/or any one or more entities comprised within the definition of Foodservice as of the effective date of this Agreement, and any of its employees by attempting, directly or indirectly, to solicit, entice, or otherwise induce any employee to terminate his/her association with Foodservice to accept employment with any entity with which Employee is or becomes an employee, officer, agent, independent contractor, consultant, and/or representative (the “Entity”). For purposes of this subparagraph, Entity shall include any affiliates of the Entity. The term “solicit, entice or induce” includes, but is not limited to, the following: (i) communicating with an employee of Foodservice relating to possible employment with the Entity; (ii) offering bonuses or additional compensation to encourage employees of Foodservice to terminate their employment to accept employment with the Entity; (iii) referring employees of Foodservice to personnel or agents employed or engaged by the Entity; or (iv) referring personnel or agents employed or engaged by the Entity to employees of Foodservice. Employee acknowledges and agrees that this restriction does not prevent Employee’s future employer from hiring any Foodservice employees without Employee’s involvement.

(c)    Employee agrees that any breach by Employee of any aspect of this paragraph will entitle Foodservice to any and all relief provided for under paragraph 10.

7.    Request for Review of Obligations Regarding Future Employment or Conduct. Employee acknowledges and agrees that it is not the purpose of this Agreement to preclude Employee from engaging in employment or conduct that does not unfairly interfere with Foodservice’s protectable business interests. If during the term of this Agreement, Employee is uncertain as to whether Employee’s employment, conduct, or business enterprise may interfere with Foodservice’s protectable business interests in violation of this Agreement, Employee agrees to submit to Foodservice in writing a request to engage in said employment, conduct, or business enterprise, prior to commencing and/or engaging in any such employment, conduct, or business enterprise. Any such request must specifically refer to this Agreement. Foodservice agrees that it will respond to the request with reasonable promptness and that it will not unreasonably withhold permission to engage in the employment, conduct, or business enterprise specified in the request, regardless of the terms of the Agreement, if the employment, conduct, or business enterprise sought to be engaged in does not interfere with Foodservice’s protectable business interests. Any such permission granted by Foodservice must be in writing, shall extend only to the employment, conduct, or business enterprise specifically identified in the written request, and shall not otherwise constitute a waiver of Foodservice’s rights under the Agreement.

8.    Enforcement. Employee understands and acknowledges that irreparable injury will result to Foodservice and its business in the event of a breach of any of the covenants or obligations contained in this Agreement. Employee also acknowledges and agrees that the damages or injuries which Foodservice may sustain as a result of such a breach are difficult to ascertain and money damages alone would not be an adequate remedy to Foodservice. Employee therefore agrees that if a controversy arises concerning the rights or obligations contained in this Agreement or Employee breaches any of the covenants or obligations contained in this Agreement, Foodservice shall be entitled to any injunctive, or other, relief necessary to enforce, prevent, or restrain any violation of the provisions of this Agreement (without posting a bond or other security). Such relief, however, shall be cumulative and non-exclusive and shall be in addition to any other right or remedy to which Foodservice may be entitled. Employee also agrees that any breach by Employee of Employee’s obligations enumerated in this Agreement shall entitle Foodservice to reimbursement of any and all attorneys’ fees and costs incurred by the company in enforcing this Agreement or taking action against Employee for breach of this Agreement.

9.    Disclosure and Assignment of Inventions. The parties agree as follows:

(a)    “Inventions” means designs, discoveries, improvements, ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable, copyrightable or registrable, including, without limitation, novel or improved products, processes, machines, promotional and advertising materials, business data processing programs and systems, and other manufacturing and sales techniques, which either: (i) relate to the business of Foodservice or Foodservice's actual or demonstrably anticipated research or development; or (ii) result from any work performed by the undersigned for Foodservice.

(b)    Employee agrees: (i) to disclose to Foodservice and to assign to Foodservice all of Employee’s rights in any Inventions conceived or reduced to practice at any time during Employee’s employment by Foodservice, either solely or jointly with others and whether or not developed on Employee’s own time or with Foodservice’s resources; and (ii) that such Inventions are and will remain the property of Foodservice. Employee agrees that Inventions first reduced to practice within one (1) year after Employee’s employment by Foodservice ends will be treated as if conceived during Employee’s employment by Foodservice unless Employee can establish specific events giving rise to the conception which occurred after Employee’s employment by Foodservice has ended. Employee acknowledges that all original works of authorship made within the scope of Employee’s employment and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act (17 USCA § 101).

(c)    In the Addendum to this Agreement, Employee has identified all of Employee’s Inventions that have been made or conceived or first reduced to practice, alone or jointly with others, prior to Employee’s employment by Foodservice, which do not apply to this Agreement. Employee hereby disclaims and will not assert any rights in Inventions as having been made, conceived or acquired prior to Employee’s employment by Foodservice except for those specifically listed in the Addendum to this Agreement.

(d)    Employee understands that Foodservice or its assignee will have the right to use the Inventions and obtain letters patents, copyrights or other statutory or common law protections for Inventions in any and all countries. Employee will cooperate with Foodservice and will execute and deliver such documents and do such other acts and things as Foodservice may request, at Foodservice’s expense, to obtain and maintain letters patent or registrations covering any Inventions and to vest in Foodservice all rights therein free of all encumbrances and adverse claims. Employee further understands and agrees that the provisions of this paragraph 11(d) will apply even if Employee’s employment by Foodservice has ended.

10.    Present and Future Employment. This Agreement shall not obligate Foodservice to employ Employee or continue Employee’s employment, nor will termination of Employee’s employment release Employee from the provisions of this Agreement. Employee agrees that during the term of this Agreement, Employee shall notify any employer of the terms and restrictions of this Agreement. Employee also agrees that if Employee accepts employment, Foodservice may advise such employer of this Agreement and its terms.

11.    Governing Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any conflicts of law provisions. The parties also agree that any action or suit brought by any party to enforce or adjudicate the rights of the parties to and under this Agreement shall be brought in the Circuit Court for Hillsborough County, Florida, this Court being the sole, exclusive, and mandatory venue and jurisdiction for any disputes between the parties arising from or relating to this Agreement.

12.    Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the company, its successors and assigns, and Employee, Employee’s heirs, beneficiaries, and legal representatives.

13.    Severability. In the event that any provision or clause of this Agreement shall be held to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision or clause of this Agreement and the remaining covenants, restrictions, and provisions herein shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable, and enforceable.

14.    Sale, Consolidation, or Merger. In the event of a sale of the stock of Foodservice and/or any one or more entities comprised within the definition of Foodservice, consolidation or merger of Foodservice, and/or any one or more entities comprised within the definition of Foodservice, with or into another corporation or entity, or the sale or spinoff of substantially all of the operating assets of Foodservice, and/or any one or more entities comprised within the definition of Foodservice, to another corporation, entity, or individual, the successor in interest shall be deemed to have assumed all rights, privileges, duties, and liabilities of Foodservice, and/or the relevant entities comprised within the definition of Foodservice, under this Agreement.

15.    Notice. Any notice to be given hereunder shall be deemed sufficient if addressed in writing, and delivered by registered or certified mail or delivered personally, in the case of Foodservice to its principal business office and in Employee’s case, to Employee’s address appearing on Foodservice’s records, or to such other address as Employee may designate in writing to Foodservice.

16.    Counterparts. This Agreement may be executed in one or more counterparts. Each counterpart shall be considered an original and all such counterparts shall constitute a single agreement binding upon.

17.    Prior Agreements. This Agreement supersedes and cancels any prior oral or written agreements or understandings between the parties with respect to the subject matter hereof.

18.    Amendment. The parties agree that this Agreement may only be amended or modified by written agreement signed by Employee and a duly authorized officer of Foodservice.

19.    Waiver. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement, and/or the waiver of a breach of any provision hereof, shall not be construed as a waiver of other breaches of the same or other provisions of the Agreement and/or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant, or condition.

EMPLOYEE HEREBY ACKNOWLEDGES HAVING READ AND SIGNED THIS AGREEMENT AND HAVING RECEIVED A COPY THEREOF.

Accepted for WELBILT, INC. by:

[Employee’s Signature]

[Signature]	Print:

Name:	Address:

Title:
Social Security No.:
Date:
Date:

ADDENDUM

Paragraph 10 of Employee’s Agreement Regarding Confidential Information, Intellectual Property, and Non-Solicitation of Employees does not apply to an Invention for which no equipment, supplies, facility or trade secret information of Foodservice was used and which was developed entirely on an employee’s own time, unless: (a) the Invention relates (i) to the business of Foodservice, or (ii) to Foodservice’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by an employee for Foodservice.

The following are Inventions not covered by paragraph 10, in which Employee has any right, title or interest, and, which were conceived or written either wholly or in part by Employee prior to employment by Foodservice, but neither published nor filed in any Patent Office:

NONE. [Strike if list of exceptions is provided.]

Title of Document	Date of Document	Name of Witness on Document

Description of such Inventions:

(Continue on separate page if necessary.)